EXHIBIT 4.3(ii)

            AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

         AMENDMENT No. 1, dated as of November 8, 1999, to the Amended and Restated Rights Agreement, dated as of December 16, 1997 (the "Rights Agreement"), between Georgia-Pacific Corporation, a Georgia corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, specifying the terms of the Rights (as defined therein);

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, in accordance with Section 26 of the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement, and this Amendment No. 1, the parties hereby agree as follows:

         1. The definition of "Independent Director" in Section 1(m) is hereby amended and restated as follows:

         "(m) "Independent Director" shall mean a member of the Board of Directors of the Company (i) who is not, and has never been, an officer or employee of the Company, and (ii) who is not (A) an Acquiring Person or an Affiliate or Associate of an Acquiring Person or (B) a Person which shall have made a proposal to the Company or its shareholders, or taken any other action that, if effective, could cause such Person to become an Acquiring Person hereunder, or an Affiliate or Associate of any such Person."

         2. The text of the present paragraph in Section 23 shall be amended by adding new sub-paragraphs (c) and (d) at the end thereof as follows:

         "(c) It is understood that the TIDE Committee (as defined below) of the Board of Directors of the Company shall review and evaluate this Agreement to determine whether the maintenance of this Agreement continues to be in the interests of the Company, its shareholders and any other relevant constituencies of the Company, at least once every three years, or sooner than that if any Person shall have made a proposal to the Company or its shareholders, or taken any other action that, if effective, could cause such Person to become an Acquiring Person hereunder, unless a majority of the members of the TIDE Committee shall determine that such review and evaluation are not appropriate after giving due regard to all relevant circumstances. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be terminated. The TIDE Committee shall be comprised of Independent Directors selected by the Governance Committee of the Board, and may be the Governance Committee so long as all of its members are Independent Directors.

         (d) The TIDE Committee (and the Independent Directors, when considering the termination of, or any supplement or amendment to, the Rights requiring approval of the

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Independent Directors) shall have the power to set their own agenda and to retain at the expense of the Company their choice of legal counsel, investment bankers and other advisors. The TIDE Committee (and the Independent Directors, when considering termination of, or amendments or supplements to, the Rights, as described above) shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether to maintain or modify the Agreement or terminate the Rights."

         3. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

         4. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the date first above written.

ATTEST:                                   GEORGIA-PACIFIC CORPORATION

By: /s/ Kenneth F. Khoury                 By: /s/ James F. Kelley
   ----------------------------------        -----------------------------------

Name:  Kenneth F. Khoury                  Name:  James F. Kelley

Title:  Vice President & Deputy           Title:  Senior Vice President - Law &
        General Counsel & Secretary                       General Counsel




ATTEST:                                   FIRST CHICAGO TRUST COMPANY
                                                   OF NEW YORK

By: /s/ Authorized Officer                By: /s/ Authorized Officer
   ----------------------------------        -----------------------------------

Name:                                     Name:

Title:                                    Title: